                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CARDIAC PATHWAYS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        _

     (2)  Form, Schedule or Registration Statement No.:

        _

     (3)  Filing Party:

        _

     (4)  Date Filed:

        _

                          CARDIAC PATHWAYS CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 9, 1996

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CARDIAC PATHWAYS CORPORATION, a Delaware corporation (the "Company"), will be held on Wednesday, October 9, 1996 at 9:00 a.m. local time, at 995 Benecia Avenue, Sunnyvale, California 94086 for the following purposes:

     1. To elect two (2) Class I directors to serve for a three-year term.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1997.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on August 15, 1996 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                          Sincerely,

                                          William N. Starling
                                          President and Chief Executive Officer

Sunnyvale, California
September 5, 1996

                            YOUR VOTE IS IMPORTANT.

   IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          CARDIAC PATHWAYS CORPORATION
                            ------------------------

                            PROXY STATEMENT FOR 1996
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of CARDIAC PATHWAYS CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Wednesday, October 9, 1996 at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices which are located at 995 Benecia Avenue, Sunnyvale, California 94086. The Company's telephone number at that location is (408) 737-0505.

     These proxy solicitation materials and the Annual Report to Stockholders for the year ended June 30, 1996, including financial statements, were first mailed on or about September 5, 1996 to all stockholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on August 15, 1996 are entitled to notice of and to vote at the meeting. The Company has one series of Common shares outstanding, designated Common Stock, $.001 par value. At the record date, 9,285,731 shares of the Company's Common Stock were issued and outstanding and held of record by 244 stockholders. No shares of the Company's Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share held. Every stockholder voting for the election of directors (Proposal One) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than two candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the stockholder's votes. On all other matters, each share of Common Stock has one vote. A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in establishing the quorum.

     This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than May 8, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of August 15, 1996 as to (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers (as defined below under "Executive Compensation and Other Matters -- Executive Compensation -- Summary Compensation Table") and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

                                                                                         APPROXIMATE
                                                                     COMMON STOCK        PERCENTAGE
                        BENEFICIAL OWNER                          BENEFICIALLY OWNED      OWNED (1)
- ----------------------------------------------------------------  ------------------     -----------
Mohr, Davidow Ventures II(2)....................................         860,112              9.3%
  (Lawrence G. Mohr)
  3000 Sand Hill Road
  Bldg. 1, Ste. 240
  Menlo Park, CA 94025
Arrow International, Inc.(3)....................................         614,334              6.6%
  P.O. Box 12888
  3000 Bernville Road
  Reading, PA 19612
Entities affiliated with Delphi BioVentures, L.P.(4)............         546,556              5.9%
  3000 Sand Hill Road
  Bldg. 1, Ste. 135
  Menlo Park, CA 94025
Mir A. Imran(5).................................................         532,153              5.7%
  c/o Cardiac Pathways Corporation
  995 Benecia Avenue
  Sunnyvale, CA 94086
Entities affiliated with Oak Investment Partners(6).............         485,556              5.2%
  One Gorham Island
  Westport, CT 06880
William N. Starling(7)..........................................         323,945              3.4%
Annette J. Campbell-White(8)....................................         293,746              3.2%
Thomas J. Fogarty, M.D.(9)......................................         245,779              2.7%
Joseph P. Ilvento, M.D.(10).....................................          54,235            *
Michael L. Eagle................................................               0               --
Richard E. Riley(11)............................................          87,292            *
Eric N. Doelling(12)............................................          71,737            *
David W. Gryska(13).............................................          66,042            *
Mark L. Pomeranz(14)............................................          46,054            *
All Directors and executive officers as a group
  (13 persons)(15)..............................................       2,194,288             22.8%

- ---------------
  *  Less than 1%

 (1) Applicable percentage ownership is based on 9,285,731 shares of Common Stock outstanding as of August 15, 1996 together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares subject to the applicable community property laws. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after August 15, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Includes 16,667 shares held by Lawrence G. Mohr. Also includes 12,000 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Mohr, Davidow Ventures II. Mr. Mohr is a general partner of Mohr, Davidow Ventures II and disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein.

 (3) Includes 7,667 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996.

 (4) Consists of (i) 1,369 shares of Common Stock and 9 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Delphi BioInvestment, L.P., (ii) 848 shares of Common Stock and 29 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Delphi BioInvestment II, L.P., (iii) 385,753 shares of Common Stock and 2,391 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Delphi BioVentures, L.P. and (iv) 150,586 shares of Common Stock and 5,571 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Delphi BioVentures II, L.P.

 (5) Includes 11,111 shares of Common Stock which may be acquired upon exercise of stock options exercisable within 60 days of August 15, 1996.

 (6) Consists of (i) 458,009 shares of Common Stock and 6,376 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Oak Investment Partners IV and (ii) 20,880 shares of Common Stock and 291 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Oak IV Affiliates Fund.

 (7) Consists of 151,111 shares of Common Stock held by Starling Family Trust, 8,867 shares of Common Stock held by the Starling Irrevocable Trust and 163,967 shares of Common Stock which may be acquired upon exercise of stock options exercisable within 60 days of August 15, 1996. Mr. Starling holds voting and dispositive control over all of such shares.

 (8) Consists of 289,746 shares of Common Stock and 4,000 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by MedVenture Associates. Ms. Campbell-White is a general partner of MedVenture Associates and disclaims beneficial ownership of the shares held by such entity except to the extent of her proportionate partnership interest therein.

 (9) Includes 185,112 shares of Common Stock and 667 shares of Common Stock which may be acquired upon exercise of a warrant exercisable within 60 days of August 15, 1996 held by Fogarty Family Revocable Trust, over which Dr. Fogarty holds voting and dispositive control.

(10) Includes 2,847 shares of Common Stock which may be acquired upon exercise of stock options exercisable within 60 days of August 15, 1996.

(11) Includes 59,792 shares of Common Stock which may be acquired upon exercise of stock options exercisable within 60 days of August 15, 1996.

(12) Mr. Doelling resigned as Vice President, Manufacturing in July 1996.

(13) Includes 52,042 shares of Common Stock which may be acquired upon exercise of stock options exercisable within 60 days of August 15, 1996.

(14) Includes 19,725 shares of Common Stock which may be acquired upon exercise of stock options exercisable within 60 days of August 15, 1996.

(15) Includes 327,538 and 16,667 shares of Common Stock which may be acquired upon exercise of stock options and warrants, respectively, exercisable within 60 days of August 15, 1996.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Pursuant to the Company's Restated Certificate of Incorporation, the Company's Board of Directors currently consists of six persons, divided into three classes serving staggered terms of three years. Currently, there are two directors in Class I, two directors in Class II and two directors in Class III. Two Class I directors are to be elected at the Annual Meeting of Stockholders. The Class II and Class III directors will be elected at the Company's 1997 and 1998 Annual Meetings of Stockholders, respectively. Each of the Class I directors will hold office until the 1999 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below, both of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

VOTE REQUIRED

     If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and "broker non-votes" are not counted in the election of directors.

INFORMATION CONCERNING THE NOMINEES AND INCUMBENT DIRECTORS

     The following table sets forth the name and age of each nominee and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years, and the period during which each has served as a director of the Company.

                                              PRINCIPAL OCCUPATION                       DIRECTOR
             NAME                          DURING THE PAST FIVE YEARS              AGE    SINCE
- ------------------------------  -------------------------------------------------  ---   --------
NOMINEES FOR CLASS I DIRECTORS:
Annette J. Campbell-White.....  Annette J. Campbell-White has been a member of     49      1991
                                the Board of Directors of the Company since May
                                1991. Ms. Campbell-White has been a general
                                partner of MedVenture Associates, a venture
                                capital investment firm, since its formation in
                                1986. From September 1992 to July 1994 she was a
                                general partner of Paragon Venture Partners, a
                                venture capital investment firm. From January
                                1990 to January 1993, she was a special limited
                                partner and a venture partner with InterWest
                                Partners IV and US Venture Partners,
                                respectively, both venture capital investment
                                firms. Ms. Campbell-White serves as director of
                                Physiometrix, Inc., ArthroCare Corporation and
                                several privately-held companies.

                                              PRINCIPAL OCCUPATION                       DIRECTOR
             NAME                          DURING THE PAST FIVE YEARS              AGE    SINCE
- ------------------------------  -------------------------------------------------  ---   --------
Michael L. Eagle..............  Michael L. Eagle has been a member of the Board    49...   1996
                                of Directors of the Company since July 1996. Mr.
                                Eagle has held various management positions in
                                the pharmaceutical and medical device units of
                                Eli Lilly and Company ("Lilly"), a diversified
                                pharmaceutical and medical products company,
                                since 1983, and currently serves as Vice
                                President, Manufacturing. From June 1993 until
                                January 1994, he served as Vice President of
                                pharmaceutical manufacturing for Lilly, and from
                                January 1991 until June 1993, he served as Vice
                                President of the vascular intervention component
                                of the Medical Devices and Diagnostics Division
                                of Lilly. From 1988 to 1991, Mr. Eagle was
                                President and Chief Executive Officer of IVAC
                                Corporation, a Lilly subsidiary.
CONTINUING CLASS II DIRECTORS:
Dr. Thomas J. Fogarty.........  Dr. Thomas J. Fogarty has been a member of the     62      1991
                                Board of Directors of the Company since May 1991.
                                Dr. Fogarty has been a cardiovascular surgeon and
                                Professor of Surgery at Stanford University
                                Medical Center since July 1993. Dr. Fogarty was a
                                co-founder of Imagyn Medical, Incorporated,
                                Cardiovascular Imaging Systems, Inc., Aneurx,
                                Inc., Raytel Medical Corporation, and Ventritex,
                                Inc., all medical device companies. Dr. Fogarty
                                serves as director of Raytel Medical Corporation,
                                Cardiothoracic Systems, Inc., Physiometrix, Inc.
                                and several privately-held companies.
Dr. Joseph P. Ilvento.........  Dr. Joseph P. Ilvento has been a member of the     42      1995
                                Board of Directors of the Company since September
                                1995. Dr. Ilvento is also a Cardiac
                                Electrophysiologist as well as Chairman of the
                                Santa Barbara Cottage Hospital Heart Institute,
                                Medical Director of Cardiac Electrophysiology at
                                Santa Barbara Cottage Hospital, and Director of
                                Electrophysiology at Community Memorial Hospital
                                in Ventura, California.
CONTINUING CLASS III DIRECTORS:
Lawrence G. Mohr, Jr..........  Lawrence G. Mohr, Jr. has been a Director of the   51      1991
                                Company since May 1991. Mr. Mohr has been a
                                general partner of Mohr, Davidow Ventures, a
                                venture capital investment firm, since its
                                formation in 1983. Prior to that Mr. Mohr was a
                                venture capitalist with Hambrecht & Quist Venture
                                Partners.

                                              PRINCIPAL OCCUPATION                       DIRECTOR
             NAME                          DURING THE PAST FIVE YEARS              AGE    SINCE
- ------------------------------  -------------------------------------------------  ---   --------
William N. Starling...........  William N. Starling has been a Director of the     43      1991
                                Company since April 1991. Mr. Starling became
                                President and Chief Executive Officer of the
                                Company in January 1992 and Chairman of the Board
                                of Directors in January 1996. Prior to joining
                                the Company, Mr. Starling co-founded and was a
                                director and a vice president of Ventritex, Inc.,
                                a medical device company, from 1985 to 1991. From
                                1982 to 1985, Mr. Starling was the Director of
                                Marketing of Advanced Cardiovascular Systems, a
                                division of Guidant, Inc. Mr. Starling serves on
                                the Board of Visitors of the University of North
                                Carolina at Chapel Hill.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of four meetings during fiscal 1996. Except for Dr. Fogarty, no director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

     The Audit Committee, which consisted of directors Campbell-White, Ilvento and Mohr during fiscal 1996, is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls. The Audit Committee met one time during fiscal 1996.

     The Compensation Committee, which consisted of directors Campbell-White, Fogarty and Mohr during fiscal 1996, met 11 times during fiscal 1996. Mr. Eagle replaced Ms. Campbell-White on the Compensation Committee in July 1996. The duties of the Compensation Committee include determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administering various incentive compensation and benefit plans.

COMPENSATION OF DIRECTORS

     Members of the Company's Board of Directors do not receive compensation for their services as directors. The Company's 1996 Director Option Plan (the "Director Plan") provides that options may be granted to non-employee directors of the Company pursuant to an automatic nondiscretionary grant mechanism. The exercise price of the options is 100% of the fair market value of the Common Stock on the grant date. The Director Plan provides for an initial grant of options to purchase 13,000 shares of Common Stock to each new non-employee director of the Company who is neither affiliated with nor nominated by a stockholder that owns one percent or more of the outstanding capital stock of the Company on the date he or she first becomes a director. In addition, each non-employee director will automatically be granted an option to purchase 700 shares of Common Stock at the next meeting of the Board of Directors following the Annual Meeting of Stockholders in each year beginning with the 1996 Annual Meeting of Stockholders, if on such date, such director has served on the Board of Directors for at least the preceding six months. The term of such options is ten years, provided that such options shall terminate three months following the termination of the optionee's status as a director (or twelve months if the termination is due to death or disability). 13,000 share options granted to a director vest at a rate of 25% on the first anniversary of the date of grant and at a rate of 1/48th of the shares per month thereafter. 700 share options granted to a director vest at a rate of 1/8th of the shares subject to the option six months after the date of grant and at a rate of 1/48 of the shares per month thereafter.

     In 1996, prior to being named director of the Company, Mr. Eagle was granted an option to purchase 13,333 shares of Common Stock at an exercise price of $15.00 per share. Such option vests at a rate of 25% on the first anniversary of the date of grant and at a rate of 1/48th of the shares per month thereafter.

     In April 1996, the Company entered into a consulting agreement with Dr. Ilvento pursuant to which Dr. Ilvento provided consulting services to the Company in connection with its initial public offering in June 1996 which included participating in the Company's roadshow presentations to potential investors. In exchange for these services, Dr. Ilvento received a lump sum payment of $35,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consisted of directors Campbell-White, Fogarty and Mohr during fiscal 1996. See "Executive Compensation -- Certain Transactions -- Private Placement of Securities" for a discussion of transactions between the Company and members of the Compensation Committee.

                                  PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1997. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements annually since 1991. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the four next most highly compensated executive officers (the "Named Executive Officers") of the Company for services rendered in all capacities to the Company for the fiscal years indicated.

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                           -------------
                                                                                              NUMBER
                                               ANNUAL COMPENSATION(1)                      OF SECURITIES
                                    FISCAL     ----------------------     OTHER ANNUAL      UNDERLYING
   NAME AND PRINCIPAL POSITION       YEAR      SALARY($)     BONUS($)     COMPENSATION     OPTIONS(#)(1)
- ----------------------------------  ------     ---------     --------     ------------     -------------
William N. Starling...............   1996      $ 175,000     $     --       $     --               --
  President, Chief Executive
     Officer                         1995        158,269           --             --          116,667
  and Director
Richard E. Riley..................   1996        130,999           --             --           10,000
  Vice President, Product
     Development                     1995        130,661           --             --           33,333
David W. Gryska...................   1996        133,750           --             --           16,667
  Vice President, Finance and
     Chief                           1995        129,231           --             --           21,667
  Financial Officer
Eric N. Doelling(2)...............   1996        131,100           --             --               --
  Vice President, Manufacturing      1995        132,061           --             --           36,666
Mark L. Pomeranz..................   1996        120,812       10,600             --               67
  Vice President, Advanced Product   1995         98,628           --             --           35,000
  Development

- ---------------
(1) These shares are subject to exercise under stock options granted under the Company's stock option plans.

(2) Mr. Doelling resigned in July 1996.

STOCK OPTIONS

     The following table provides information relating to stock options awarded to each of the Named Executive Officers during fiscal 1996. All such options were awarded under the Company's 1991 Stock Plan.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                            VALUE AT
                                            INDIVIDUAL GRANTS                           ASSUMED RATES OF
                       -----------------------------------------------------------         STOCK PRICE
                       NUMBER OF       PERCENT OF                                         APPRECIATION
                       SECURITIES     TOTAL OPTIONS                                       FOR OPTIONS'
                       UNDERLYING      GRANTED TO        EXERCISE                            TERM(1)
                        OPTIONS       EMPLOYEES IN       PRICE PER      EXPIRATION     -------------------
        NAME           GRANTED(1)      FISCAL 1996      SHARE(2)(3)      DATE(4)        5%($)      10%($)
- ---------------------  ----------     -------------     -----------     ----------     -------     -------
William N.
  Starling...........        --             --            $    --               --     $    --     $    --
Richard E. Riley.....    10,000            4.0%              1.50        7/26/2005       9,435      23,910
David W. Gryska......    16,667            6.6%              1.50        9/20/2005      15,726      39,851
Eric N.
  Doelling(5)........        --             --                 --               --          --          --
Mark L. Pomeranz.....        67            0.0%             12.38        3/27/2006         522       1,333

- ---------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.

(3) Exercise price may be paid in cash, check, promissory note, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company amount of sale or loan proceeds required to pay the exercise price, a reduction in the amount of any Company liability to an optionee, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law.

(4) Options become exercisable as to 25% of the option shares on the first anniversary of the date of grant and as to 1/48th of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(5) Mr. Doelling resigned in July 1996.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during fiscal 1996 and the value of stock options held as of June 30, 1996 by the Named Executive Officers.

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED               IN-THE-MONEY
                           SHARES        VALUE      OPTIONS AT JUNE 30, 1996(#)     OPTIONS AT JUNE 30, 1996(2)
                         ACQUIRED ON    REALIZED    ----------------------------    ----------------------------
         NAME            EXERCISE(#)     ($)(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -----------------------  -----------    --------    -----------    -------------    -----------    -------------
William N. Starling....      8,867      $ 17,911      151,287          96,513       $ 2,086,620     $ 1,283,719
Richard E. Riley.......     27,500        80,663       53,958          28,542           748,155         377,682
David W. Gryska........     14,000        87,670       43,639          47,362           588,300         631,794
Eric N. Doelling(3)....     69,583       751,057           70          33,680               910         453,465
Mark L. Pomeranz.......         --            --       14,676          25,729           195,940         336,539

- ---------------
(1) Fair market value of the Company's Common Stock on the date of exercise (as determined by the Board of Directors) minus the exercise price.

(2) Fair market value of the Company's Common Stock at fiscal year-end ($14.50 based on the last reported sale price of the Company's Common Stock on June 30, 1996) minus the exercise price.

(3) Mr. Doelling resigned in July 1996.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Earle L. Canty, Vice President, Regulatory Affairs and Quality Assurance, Harold A. Heitzmann, Vice President, Catheter Development, and Messrs. Starling, Riley, Gryska, and Pomeranz have entered into employment agreements with the Company pursuant to which the Company may terminate the employee's employment at any time with or without cause; provided, however, that if employment is terminated with cause, the Company will pay the employee a severance payment in an amount equal to one month of the employee's then-current monthly base salary and if the employee's employment is terminated without cause, the Company will pay the employee a severance payment of an amount equal to six months of the employee's then-current monthly base salary. The agreements, other than Mr. Starling's agreement, also provide that all outstanding stock options held by the employees become immediately exercisable in the event that the employee's employment is terminated without cause or is constructively terminated in connection with a merger, reorganization or sale of substantially all of the assets of the Company in which stockholders of the

Company immediately prior to the transaction possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the transaction.

CERTAIN TRANSACTIONS

  Private Placement of Securities

     Between June 1995 and December 1995, the Company sold 673,001 shares of Series F Preferred Stock at a price of $15.00 per share in private placement transactions. In connection with such private placement transactions, the Company issued warrants to purchase 67,333 shares of Series F Preferred Stock at an exercise price of $13.125 per share. Each share of Series F Preferred Stock was automatically converted into one share of Common Stock of the Company upon the closing of the initial public offering of the Company's Common Stock in June 1996. The purchasers of Series F Preferred Stock included, among others, the following officers, directors and holders of more than five percent of the Company's voting securities:

                                                                                SHARES OF
                                                                                SERIES F
                                                                                PREFERRED
                                                                               STOCK(1)(2)
                                                                               -----------
    DIRECTORS
      Thomas J. Fogarty, M.D.(3).............................................        667
    ENTITIES AFFILIATED WITH DIRECTORS
      MedVenture Associates (Annette J. Campbell-White)......................      4,000
      Mohr, Davidow Ventures II (Lawrence G. Mohr)...........................     12,000
    OTHER 5% STOCKHOLDERS
      Arrow International, Inc...............................................    606,667
      Delphi BioVentures, L.P. Entities(4)...................................      8,000
      Oak Investment Partners Entities(5)....................................      6,667

- ---------------
(1) The purchasers of these securities are entitled to registration rights.

(2) Does not include shares of Common Stock issuable upon the exercise of warrants held by such entities issued in connection with the Series F Preferred Stock Financing.

(3) Represents shares held by the Fogarty Family Revocable Trust of which Dr. Fogarty is a trustee.

(4) Includes Delphi BioInvestment, L.P., Delphi BioInvestment II, L.P., Delphi BioVentures, L.P. and Delphi BioVentures II, L.P.

(5) Includes Oak Investment Partners IV, Limited Partnership and Oak IV Affiliates Fund.

  Transactions with Directors and Executive Officers

     The Company entered into a Consulting Agreement dated June 1, 1995 with Mir
A. Imran, the holder of 5.7% of the Company's outstanding capital stock, pursuant to which Mr. Imran provides consulting services to the Company for which he is paid a monthly fee of $4,167. Under the terms of the Consulting Agreement, Mr. Imran has assigned to the Company his right, title, and interest in and to any discoveries for the application area of cardiac electrophysiology (excluding cardiac pacemakers, defibrillators and leads that are used with these devices). Mr. Imran retains the rights to such discoveries outside the area of cardiac electrophysiology. The Company also held Mr. Imran's promissory note in the principal amount of $200,000 which was given to the Company in connection with a loan advanced in December 1992. The promissory note bore interest at the rate of 5.68% per annum. All principal and accrued interest under the note became due and payable upon the effectiveness of the initial public offering of the Company's Common Stock in June 1996 and was repaid in August 1996.

     As part of the Company's employment agreement with Earle L. Canty, Vice President, Regulatory Affairs and Quality Assurance, the Company loaned Mr. Canty $385,000 at an annual interest rate of 5.88%. The proceeds of the loan were used to exercise a stock option granted to Mr. Canty in January 1996. The loan is due upon the sale of the shares, or any portion thereof, underlying the option and up to an amount equal to fifty percent (50%) of the proceeds from such sale. The entire outstanding balance of the note is due and payable on the earlier of the termination or cessation of Mr. Canty's employment, or January 2001.

  Arrow International, Inc. Relationship

     In June 1995 and December 1995, the Company sold an aggregate of 606,667 shares of its Series F Preferred Stock to Arrow International, Inc. ("Arrow") at a price of $15.00 per share for an aggregate purchase price of approximately $9.1 million. In the transaction Arrow also acquired warrants to purchase 7,667 shares of Series F Preferred Stock at an exercise price of $13.125, which expire on the earlier of June 2000 or the closing date of a transaction involving a change of control of the Company. Each share of Series F Preferred Stock was automatically converted into one share of Common Stock of the Company upon the closing of the initial public offering of the Company's Common Stock in June 1996. As of August 15, 1996, Arrow beneficially owned 6.6% of the Company's outstanding Common Stock. Arrow has the same right as other preferred stockholders to require the Company to file a registration statement under the Securities Act of 1933, as amended, with respect to any shares of the Company's Common Stock held by Arrow, subject to certain conditions and limitations.

     Arrow also has the exclusive right to distribute the Company's Trio/Ensemble diagnostic catheters in all territories of the world except southern Europe and Japan and the Company's Radii supraventricular tachycardia mapping and ablation catheters and ablation equipment in all countries in the world except the United States, Canada, Japan and southern Europe, Scandinavia and the Benelux countries. As part of a manufacturing agreement, Arrow has the right to manufacture the Radii supraventricular tachycardia mapping and ablation catheter. If Arrow elects to exercise this right, the territory for the distribution of the Radii supraventricular tachycardia mapping and ablation catheters and ablation equipment will expand to include the United States.

     Sales to Arrow under its distributorship accounted for approximately $560,000 for the fiscal year ended June 30, 1996, representing 33% of the Company's net sales.
                            ------------------------

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     During the fiscal year ended June 30, 1996 the Company's executive compensation program was approved by the Compensation Committee of the Board of Directors. The following is the report of the Board of Directors with respect to the compensation paid to the Company's executive officers during fiscal 1996. Actual compensation earned during the fiscal year by the Named Executive Officers is shown in the Summary Compensation Table above.

  Compensation Philosophy

     The Company's philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The primary goal of the Company's executive compensation program is therefore to closely align the interests of the executive officers with those of the Company's stockholders. To achieve this goal the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a significant portion of the executive's total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in the Company.

     The compensation program for the Company's executive officers consists of the following components:

        - Base Salary

        - Long-Term Stock Option Incentives

  Base Salary

     The Board of Directors reviewed and approved fiscal 1996 base salaries for the Chief Executive Officer and other executive officers at the beginning of the fiscal year. Base salaries were established by the Compensation Committee based upon competitive compensation data, an executive's job responsibilities, level of experience, individual performance and contribution to the business. Executive officer salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive posture in the industry, the Board reviewed and analyzed the compensation packages, including base salary levels, offered by other medical device companies. The competitive information was obtained from surveys prepared by national consulting companies or industry associations. The surveys include, but are not limited to, data from all industries represented in Hambrecht & Quist Healthcare, Excluding Biotechnology index, the "line of business index" used in the stock performance graph set forth below. See "Performance Graph." In making base salary decisions, the Board exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

  Long-Term Stock Option Incentives

     The Board provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1991 Stock Plan. The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration.

SECTION 162(M)

     The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m). As a result, in April 1996, the stockholders approved certain amendments to the Company's 1991 Stock Plan intended to preserve the Company's ability to deduct the compensation expense relating to stock options granted under the 1991 Stock Plan. In approving the amount and form of compensation for the Company's executive officers, the Compensation Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of
Section 162(m).

                                          Respectfully submitted by:

                                          Annette J. Campbell-White
                                          Thomas J. Fogarty, M.D.
                                          Lawrence G. Mohr, Jr.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the Nasdaq National Market, U.S. index and of the Hambrecht & Quist Healthcare, Excluding Biotechnology index for the period commencing June 13, 1996 (the date the Company's Common Stock commenced trading publicly) and ending on June 30, 1996. Returns for the indices are weighted based on market capitalization at the beginning of each fiscal year.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                      AMONG CARDIAC PATHWAYS CORPORATION,
                   THE NASDAQ NATIONAL MARKET, U.S. INDEX AND
        THE HAMBRECHT & QUIST HEALTHCARE, EXCLUDING BIOTECHNOLOGY INDEX

                                                                  HAMBRECHT &
                                                                 QUIST HEALTH-
                                                                 CARE, EXCLUD-
                                    CARDIAC         NASDAQ            ING
      MEASUREMENT PERIOD           PATHWAYS        NATIONAL       BIOTECHNOL-
    (FISCAL YEAR COVERED)         CORPORATION    MARKET, U.S.         OGY
6/13/96                                    100             100             100
6/30/96                                     76              97              97

- ---------------
* The graph assumes that $100 was invested on June 13, 1996 in the Company's Common Stock and in the Nasdaq National Market, U.S. index and in the Hambrecht & Quist Healthcare, Excluding Biotechnology index and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     The information contained above under the captions "Report of the Board of Directors on Executive Compensation" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 1996 all executive officers and directors of the Company complied with all applicable filing requirements.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: September 5, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          CARDIAC PATHWAYS CORPORATION
                      1996 ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 9, 1996

    The undersigned stockholder of CARDIAC PATHWAYS CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 5, 1996, and hereby appoints William N. Starling and David W. Gryska and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Stockholders of CARDIAC PATHWAYS CORPORATION to be held on October 9, 1996 at 9:00 a.m. local time, at 995 Benecia Avenue, Sunnyvale, California 94086 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

    1. ELECTION OF DIRECTORS:

/ / FOR all nominees listed below         / / WITHHOLD
  (except as indicated)

    IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

                     Annette J. Campbell-White, Michael L. Eagle

    2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL PERIOD ENDING JUNE 30, 1997:

                       / / FOR          / / AGAINST          / / ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                    Dated: , 1996

                                                    ----------------------------
                                                             Signature

                                                    ----------------------------
                                                             Signature

                                                    (This Proxy should be
                                                    marked, dated and signed by
                                                    the stockholder(s) exactly
                                                    as his or her name appears
                                                    hereon, and returned
                                                    promptly in the enclosed
                                                    envelope. Persons signing in
                                                    a fiduciary capacity should
                                                    so indicate. If shares are
                                                    held by joint tenants or as
                                                    community property, both
                                                    should sign.)